Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Second Quarter Results Sales Up 26%, Net Income Up 60%, EPS Up 58%

LOS ANGELES--(BUSINESS WIRE)--July 28, 2011--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the second quarter and six months ended June 30, 2011. For the 2011 second quarter, Reliance reported net income of $98.7 million, up 60% from 2010 second quarter net income of $61.5 million, and up 7% from $92.3 million in the 2011 first quarter. Earnings per diluted share were $1.31 in the 2011 second quarter, up 58% from 2010 second quarter earnings per diluted share of $.83 and up 7% from $1.23 for the 2011 first quarter. Sales for the 2011 second quarter were $2.05 billion, up 26% from 2010 second quarter sales of $1.62 billion, and up 7% from 2011 first quarter sales of $1.91 billion. The 2011 second quarter financial results include in cost of sales a pre-tax LIFO charge, or expense, of $25 million compared with a pre-tax LIFO charge of $10 million for the 2010 second quarter, and a charge of $20 million for the 2011 first quarter.

For the six months ended June 30, 2011, net income amounted to $191.0 million, up 80% compared with net income of $106.2 million for the 2010 six-month period. Earnings per diluted share were $2.54 for the six months ended June 30, 2011, up 78% compared with earnings of $1.43 per diluted share for the six months ended June 30, 2010. Sales for the 2011 six months were $3.96 billion, up 29% from 2010 six-month sales of $3.07 billion. The 2011 six months financial results include in cost of sales a pre-tax LIFO charge, or expense, of $45 million compared with a pre-tax LIFO charge of $15 million for the 2010 six months. The LIFO adjustments, in effect, reflect cost of sales at current replacement costs.

Reliance’s tons sold for the 2011 second quarter were up 10% from the 2010 second quarter and up 1% from the 2011 first quarter. Average prices per ton sold in the 2011 second quarter were up 16% compared to the 2010 second quarter and up 6% compared to the 2011 first quarter. For the 2011 second quarter, carbon steel sales were 54% of net sales; aluminum sales were 16%; stainless steel sales were 15%; alloy sales were 9%; toll processing sales were 2%; and other sales were 4%.

David H. Hannah, Chairman and CEO of Reliance said, “We are pleased with our 2011 second quarter results, which were slightly better than we originally expected given our somewhat higher LIFO charge in the quarter. Sales volume and average pricing held up reasonably well given that mill prices for most of the metals we sell declined as the quarter progressed, which also caused our gross profit margins to contract a bit, as we expected. Consistent with the first quarter of 2011, our strongest markets were in energy, oil & gas, farm and heavy equipment, mining, general manufacturing, aerospace, semiconductor and electronics. Non-residential construction was still weak, but showed some signs of life with spotty improvements. Our auto-related toll processing volumes were negatively impacted by the crisis in Japan but are now recovering nicely.”

“As mentioned earlier, prices for most of our metal products have softened from the recent highs early in the 2011 second quarter, and may decrease a little more during the 2011 third quarter, but not to the extent that we are overly concerned. Also, we do not expect any significant changes in demand other than some normal seasonal third quarter slowing. Given these expectations, we anticipate earnings per diluted share in a range of $1.05 to $1.15 for the 2011 third quarter,” said Hannah.

“Our balance sheet is in excellent shape, with net debt to total capital at 25.2% at June 30, 2011. Effective July 26, 2011, we renewed our credit facility for a five year term and increased the size to $1.5 billion from $1.1 billion, providing even more capital to fund the growth of our existing operations as well as anticipated acquisition opportunities. We are very excited about our agreement to acquire Continental Alloys & Services and look forward to completing that transaction soon. Continental brings a great management team and expands our exposure to the attractive energy, oil and gas markets with new products, processing capabilities, and international locations,” concluded Hannah.

On July 27, 2011, the Board of Directors declared a regular quarterly cash dividend of $.12 per share of common stock. The third quarter dividend is payable on September 16, 2011 to shareholders of record August 19, 2011. The Company has increased its dividend 16 times since the IPO in 1994 and has paid regular quarterly dividends for 52 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the second quarter and six months financial results for the period ended June 30, 2011. All interested parties are invited to listen to the web cast on July 28, 2011 at 11:00 a.m. Eastern Time at: http://www.rsac.com on the Investor Information section or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com on the Investor Information section through August 28, 2011 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2011 “Fortune 500” List and the 2011 Fortune List of “The World’s Most Admired Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

RELIANCE STEEL & ALUMINUM CO.
SELECTED FINANCIAL DATA
(In millions, except share and per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Income Statement Data:
Net sales	$2,049.5	$1,620.6	$3,962.2	$3,074.7
Gross profit[1]	510.8	416.8	1,017.1	794.9
Operating income	165.6	114.6	320.4	194.4
Pre-tax income	154.2	96.7	294.6	162.5
Net income attributable to Reliance	98.7	61.5	191.0	106.2
Diluted earnings per share attributable to Reliance shareholders	$1.31	$0.83	$2.54	$1.43
Weighted average shares outstanding – diluted	75,150,798	74,517,743	75,087,757	74,354,767
Gross profit margin[1]	24.9%	25.7%	25.7%	25.9%
Operating income margin	8.1%	7.1%	8.1%	6.3%
Pre-tax income margin	7.5%	6.0%	7.4%	5.3%
Net income margin - Reliance	4.8%	3.8%	4.8%	3.5%
Cash dividends per share	$0.12	$0.10	$0.24	$0.20

	June 30,	December 31,
	2011	2010
Balance Sheet and Other Data:
Current assets	$2,256.6	$1,700.9
Working capital	1,554.0	1,192.3
Property, plant and equipment, net	1,038.7	1,025.3
Total assets	5,218.5	4,668.9
Current liabilities	702.6	508.6
Long-term debt	1,012.8	855.1
Total Reliance shareholders’ equity	3,022.4	2,823.7
Capital expenditures (year-to-date)	66.3	111.4
Cash (used in) provided by operations (year-to-date)	(85.5)	214.1
Net debt-to-total capital[2]	25.2%	23.5%
Return on Reliance shareholders’ equity[3]	9.9%	7.5%
Current ratio	3.2	3.3
Book value per share[4]	$40.37	$37.83

1 Gross profit, calculated as Net sales less Cost of sales, and Gross profit margin, calculated as Gross profit divided by Net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our Cost of sales. Therefore, our Cost of sales is primarily comprised of the cost of the material we sell. We use Gross profit and Gross profit margin as shown above as measures of operating performance. Gross profit and Gross profit margin are important operating and financial measures, as fluctuations in our Gross profit margin can have a significant impact on our earnings. Gross profit and Gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

3 Calculations are based on the latest twelve months net income and beginning total Reliance shareholders’ equity.

4 Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

ASSETS
	June 30,	December 31,
	2011	2010

Current assets:
Cash and cash equivalents	$92.0	$72.9
Accounts receivable, less allowance for doubtful accounts of $23.0 at June 30, 2011 and $17.2 at December 31, 2010	958.1	697.0
Inventories	1,160.4	860.2
Prepaid expenses and other current assets	46.1	42.5
Income taxes receivable	--	28.3
Total current assets	2,256.6	1,700.9
Property, plant and equipment:
Land	138.8	137.1
Buildings	612.8	594.3
Machinery and equipment	926.4	898.1
Accumulated depreciation	(639.3)	(604.2)
	1,038.7	1,025.3

Goodwill	1,110.8	1,109.6
Intangible assets, net	741.3	755.8
Cash surrender value of life insurance policies, net	38.0	42.0
Investments in unconsolidated entities	16.5	18.3
Other assets	16.6	17.0
Total assets	$5,218.5	$4,668.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$398.8	$245.0
Accrued expenses	55.2	45.7
Accrued compensation and retirement costs	84.4	85.1
Accrued insurance costs	36.7	37.0
Current maturities of long-term debt and short-term borrowings	99.6	86.2
Income taxes payable	18.3	--
Deferred income taxes	9.6	9.6
Total current liabilities	702.6	508.6
Long-term debt	1,012.8	855.1
Long-term retirement costs	74.3	74.7
Other long-term liabilities	27.2	27.8
Deferred income taxes	371.0	372.6
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000	--	--
None issued or outstanding
Common stock, no par value:
Authorized shares — 100,000,000
Issued and outstanding shares – 74,875,228 at June 30, 2011 and 74,639,223 at December 31, 2010, stated capital	644.9	624.7
Retained earnings	2,360.7	2,188.7
Accumulated other comprehensive income	16.8	10.3
Total Reliance shareholders’ equity	3,022.4	2,823.7
Noncontrolling interests	8.2	6.4
Total equity	3,030.6	2,830.1
Total liabilities and equity	$5,218.5	$4,668.9

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Net sales	$2,049.5	$1,620.6	$3,962.2	$3,074.7

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,538.7	1,203.8	2,945.1	2,279.8
Warehouse, delivery, selling, general and administrative	313.7	272.2	632.2	541.4
Depreciation and amortization	31.5	30.0	64.5	59.1
	1,883.9	1,506.0	3,641.8	2,880.3

Operating income	165.6	114.6	320.4	194.4

Other income (expense):
Interest	(15.5)	(15.6)	(30.1)	(30.7)
Other income (expense), net	4.1	(2.3)	4.3	(1.2)
Income before income taxes	154.2	96.7	294.6	162.5
Income tax provision	54.0	33.9	100.8	54.7
Net income	100.2	62.8	193.8	107.8
Less: Net income attributable to noncontrolling interests	1.5	1.3	2.8	1.6
Net income attributable to Reliance	$98.7	$61.5	$191.0	$106.2

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$1.31	$0.83	$2.54	$1.43

Basic earnings per common share attributable to Reliance shareholders	$1.32	$0.83	$2.56	$1.43

Cash dividends per share	$0.12	$0.10	$0.24	$0.20

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Six Months Ended
	June 30,
	2011	2010
Operating activities:
Net income	$193.8	$107.8
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	64.5	59.1
Deferred income tax benefit	(2.5)	(1.8)
(Gain) loss on sales of property, plant and equipment	(2.1)	0.8
Equity in earnings of unconsolidated entities	(1.1)	(0.6)
Dividends received from unconsolidated entity	0.6	0.3
Share based compensation expense	10.8	8.1
Tax deficit (excess benefit) from share based compensation	0.3	(2.9)
Net loss from life insurance policies	1.7	1.5
Changes in operating assets and liabilities:
Accounts receivable	(259.9)	(202.9)
Inventories	(299.0)	(177.4)
Prepaid expenses and other assets	27.2	48.8
Accounts payable and other liabilities	180.2	123.7
Net cash used in operating activities	(85.5)	(35.5)

Investing activities:
Purchases of property, plant and equipment	(66.3)	(39.4)
Proceeds from sales of property, plant and equipment	7.3	0.7
Net proceeds from redemption of life insurance policies	2.3	3.9
Net cash used in investing activities	(56.7)	(34.8)

Financing activities:
Net short-term debt borrowings	0.8	0.4
Proceeds from long-term debt borrowings	286.0	262.0
Principal payments on long-term debt	(117.1)	(188.3)
Payments to noncontrolling interest holders	(1.0)	(0.5)
Dividends paid	(17.9)	(14.8)
(Tax deficit) excess benefit from share based compensation	(0.3)	2.9
Exercise of stock options	9.4	12.9
Net cash provided by financing activities	159.9	74.6
Effect of exchange rate changes on cash	1.4	0.1
Increase in cash and cash equivalents	19.1	4.4
Cash and cash equivalents at beginning of year	72.9	43.0
Cash and cash equivalents at end of period	$92.0	$47.4

Supplemental cash flow information:
Interest paid during the period	$26.4	$27.0
Income taxes paid during the period	$60.9	$15.1

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
713-610-9937
213-576-2428
kfeazle@rsac.com
investor@rsac.com